Exhibit 10.7

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (this “Agreement”) is dated as of September 29, 2011 (the “Effective Date”), and is made by and among Avatar Holdings Inc. (the “Company”), Avatar Properties Inc. (“Avatar”) and Tina Johnston (“Executive”).

A. The Company, Avatar and Executive previously entered into that certain Employment Agreement dated August 2, 2011 (the, “Original Agreement”).

B. The Company and Executive now wish to replace entirely the Original Agreement with this Agreement effective from and after August 15, 2011.

NOW, THEREFORE, Avatar, Executive and the Company hereby agree as follows:

1.            Employment.  Subject to the terms and conditions of this Agreement, the Company shall continue to employ Executive as its Chief Accounting Officer and Vice President of Avatar. Executive shall remain employed by the Company as its Chief Accounting Officer and Vice President of Avatar.

2.            Term; Position and Responsibilities.

(a)           Term.  Executive’s employment commenced as of August 15, 2011, therefore, this Agreement shall be the sole agreement governing Executive’s employment from and after August 15, 2011.  Notwithstanding anything to the contrary anywhere else, subject only to the terms of this Agreement, Executive’s employment with the Company is “at will,” meaning that either Executive or the Company may terminate Executive’s employment at any time and for any reason, with or without cause or notice.  In the event of any such termination of employment, this Agreement will terminate other than with respect to those provisions that are intended to survive beyond any such termination, which provisions shall survive in accordance with their terms.

(b)           Position and Responsibilities.  While Executive is employed by the Company (such period of employment, the “Term”), she shall serve as the Company’s Chief Accounting Officer and Vice President of Avatar and shall report to the Chief Executive Officer of the Company (the “CEO”).  Executive shall have such duties and responsibilities as are customarily assigned to individuals serving in such positions, and such other duties consistent with Executive’s position as the CEO may specify from time to time.  Executive shall devote all of her skill, knowledge and business time to the performance of such duties and responsibilities, except for time spent performing services for any charitable, religious or community organizations, so long as such services do not materially interfere with the performance of Executive’s duties hereunder.

(c)           Travel Requirements.  Executive acknowledges and agrees that, in her capacity as Vice President and Chief Accounting Officer, she will be required to travel to Central Florida frequently for at least for the first 6-9 months following August 15, 2011 (or until otherwise specified by the CEO) and will be required to travel to the Coral Gables and Central Florida offices as a routine part of her ongoing responsibilities and to affect a smooth transition of accounting and reporting functions from the corporate offices to the new location of the corporate accounting group, until the office and personnel transition is satisfactorily completed, running smoothly and poses no risk of compliance issues.

3.             Compensation.

(a)           Base Salary.  Commencing on August 15, 2011, the Company shall pay Executive an annualized base salary of $175,000, which shall be paid in periodic installments on the Company’s regular payroll dates (“Base Salary”).

(b)           Annual Target Bonus.  For each fiscal year of the Company that ends during the Term, Executive shall be eligible to receive a bonus, which shall be targeted at 50% of Base Salary (the “Target Bonus”).  The actual amount of Executive’s bonus, as determined under this Section 3(b), shall depend upon the level of Performance Targets (as defined below) that are achieved by the Company.  “Performance Targets” means the objective performance goals (which determine 75% of the bonus) and subjective performance goals (which determine 25% of the bonus) that are established by the Compensation Committee (the “Compensation Committee”) of the Board of Directors of the Company (the “Board”), on or before the end of the first quarter of the calendar year to which such Performance Targets relate (and, with respect to calendar year 2012, that are established by the Compensation Committee no later than 30 days following the Effective Date).  With respect to the determination of the bonus under this Section 3(b): (i) if 100% of the Performance Targets are achieved in a given year, Executive will be paid a bonus equal to the Target Bonus; (ii) if the Company’s achievement of the objective performance goals for the applicable year is greater than or less than 100% of the objective portion of the Performance Targets, the portion of the bonus determined by reference to such objective performance goals shall be calculated by mathematical interpolation (provided, however, that the Compensation Committee may determine a maximum level of objective performance goals, above which no additional bonus will be paid, and a minimum level of objective performance goals, below which no portion of the bonus attributable to objective performance goals will be paid); and (iii) the portion of the bonus determined by reference to the subjective performance goals shall be determined by the Compensation Committee in its sole discretion.  Any bonus that becomes payable pursuant to this Section 3(b) (“Bonus”) shall be paid to Executive on the date bonuses are paid to employees of the Company generally (or, if later, as soon as reasonably practicable following the Compensation Committee’s determination whether and to what extent the Performance Targets for the applicable fiscal year have been achieved and its calculation of the Bonus for such applicable fiscal year).  For calendar year 2011, Executive’s Bonus shall be prorated to reflect the portion of the calendar year that she was employed. Notwithstanding anything to the contrary contained in this Agreement or any applicable bonus plan, program or arrangement, Executive shall be paid the achieved Bonus only if Executive is employed on the date the Bonus is paid in accordance with this Section 3(b) or if Executive is terminated without Cause as described in Section 7(e) herein.

4.             Equity.

(a)           Grant of Restricted Stock.  Effective prior to the Effective Date, the Company shall grant to Executive an award (the “Restricted Stock Award”) of 25,000 restricted shares of the Company common stock (“Common Stock”), subject to the approval of the Board and such other approvals as the Board may deem necessary or required for such grant.  The Restricted Stock Award shall be governed by the Avatar Holdings Inc. Amended and Restated 1997 Incentive and Capital Accumulation Plan (2011 Restatement) (the “CAP Plan”), the award agreement that the Company and Executive shall enter into as of the date of grant (the “Award Agreement”), this Section 4, and Section 7 below. The Restricted Stock Award shall vest as follows:

(i)           Except as set forth in Section 7(c) below, the shares shall vest, and all restrictions on such vested shares shall lapse, as follows:

A.                 On December 31, 2012, and on December 31 of each of the three years thereafter (i.e., 2013, 2014, and 2015), a number of restricted shares shall vest, and all restrictions on such vested shares shall lapse, such number to be equal to (A) 1,250, multiplied by (B) the Performance Targets Percentage for the applicable year;

B.                 5,000 restricted shares will vest on the December 31 of the year in which the price per share of Common Stock equals or exceeds $20 for 20 trading days out of any consecutive 30-day period (but only if such event occurs prior to December 31, 2012);

C.                 7,500 restricted shares will vest on the December 31 of the year in which the price per share of Common Stock equals or exceeds $24 for 20 trading days out of any consecutive 30-day period (but only if such event occurs prior to December 31, 2014); and

D.                 7,500 restricted shares will vest on the December 31 of the year in which the Company first becomes profitable after the Start Date (but only if such event occurs prior to the end of fiscal year 2015).

(b)           Minimum Shareholding.  Executive shall be required at all times to hold a number of vested shares of Common Stock having a fair market value equal to or greater than three times her Base Salary (the “Minimum Shareholding Requirement”); provided, however, that the Minimum Shareholding Requirement shall not be in effect until the first time that Executive holds Common Stock having such a fair market value (i.e., when a sufficient number of shares of the Restricted Stock Award have vested such that she owns (together with any Common Stock that she purchases) Common Stock having a fair market value equal to or greater than three times her Base Salary).  Prior to exceeding the threshold, Executive may not sell or otherwise dispose of any shares of Common Stock, and any such sale or other disposition of her shares of Common Stock shall be null and void.  In addition, once Executive is required to maintain the Minimum Shareholding Requirement, the portion of any sale or other disposition of her shares of Common Stock that would result in Executive falling below the Minimum Shareholding Requirement shall be null and void.  Executive hereby acknowledges and agrees that she shall promptly execute any reasonable documentation required by  Company to establish that she is subject to the Shareholding Requirement.   Notwithstanding anything to the contrary elsewhere, it shall not be a violation of this Section 4(b) for Executive to sell shares of Common Stock (including where the Company withholds a sufficient number of shares of Common Stock upon the vesting of any equity award) to pay any tax liability resulting from the vesting of any equity award, including but not limited to the Restricted Stock Award.

(c)           Change in Control.  Notwithstanding anything to the contrary in the CAP Plan, in the event a Change in Control (as defined in the CAP Plan) occurs during the Term, the Restricted Stock Award shall vest in full as of the date of the Change in Control.

5.             Employee Benefits.  During the Term, Executive and her eligible dependents shall be entitled to participate in all employee benefit plans and arrangements for executive officers, on terms and conditions set forth in such programs and plans, as may be amended from time to time (the “Benefits Plans”).

6.             Expenses; Vacation

(a)           Business Travel, Lodging, etc.  The Company shall reimburse Executive for reasonable travel, lodging, meal and other reasonable expenses incurred by Executive in connection with the performance of services hereunder upon submission of evidence, satisfactory to the Company, of the incurrence and purpose of each such expense and otherwise in accordance with the Company’s expense substantiation policy applicable to its employees as in effect from time to time.

(b)           Vacation.  During the Term, Executive shall be entitled to 20 business days of paid vacation per calendar year, without carryover accumulation.. If Executive’s employment is terminated for any reason by either party, any unused vacation will be forfeited.

7.             Termination of Employment

(a)           Termination for Any Reason.  Executive’s employment hereunder shall terminate upon Executive’s death, and may be terminated by the Company, Avatar or by Executive for any reason, at any time, with or without cause or notice.

(b)           Date of Termination. As used in this Agreement, the term “Date of Termination” shall mean (i) if Executive’s employment is terminated by Executive’s death, the date of Executive’s death; (ii) if Executive’s employment is terminated by the Company and Avatar or by Executive for any other reason, the date on which the terminating party(ies) notifies the other party in writing.

(c)           Treatment of Restricted Stock Award.

(i)            In the event Executive’s employment is terminated for any reason (other than for Cause, as defined below), provided that Executive and Company execute and deliver (and do not revoke) a mutual general release of all claims against Executive and the Company in form and substance reasonably satisfactory to the Company (a “Release”), then the number of shares of restricted stock subject to the Restricted Stock Award that would have vested on December 31 of the year in which her termination occurs because some or all of the provisions of Section 4(a)(i)(A) - (C) above were satisfied (but only if such provisions were satisfied prior to the termination of Executive’s employment) shall vest, and the restrictions on such vested shares shall lapse, as of the Date of Termination and the remaining unvested restricted stock subject to the Restricted Stock Award shall lapse and immediately terminate, and Executive shall have no right with respect to such stock

(ii)           Notwithstanding the foregoing or anything to the contrary anywhere else, the shares of restricted stock subject to the Restricted Stock Award that would have vested on December 31 of the year in which Section 4(a)(i)(D) above was satisfied will not vest if Executive’s employment is terminated for any reason prior to such December 31.

(iii)           If Executive's employment is terminated by the Company or Avatar for Cause, then the Restricted Stock Award shall lapse and immediately terminate in full, and Executive shall have no right to any shares of unvested Common Stock subject to the Restricted Stock Award.

(iv)           For purposes of this Agreement, “Cause” means Executive’s (1) failure to perform her material duties for Avatar or the Company, which failure remains uncured for 30 days after she receives written notice from Avatar or the Company demanding cure; (2) willful misconduct or gross neglect in the performance of her duties, or willful failure to abide by good faith business-related instructions of the Board; (3) breach of any material provision of this Agreement, which breach remains uncured for 30 days after she receives written notice from Avatar or the Company demanding cure; (4) conviction of, or entering a plea of guilty or nolo contendere to, a felony or any misdemeanor or other crime involving fraud, embezzlement, theft, dishonesty or moral turpitude; (5) commission of fraud or embezzlement against Avatar or the Company; or (6) engaging in conduct which is materially injurious to the business or reputation of Avatar or the Company, including but not limited to any violation of Avatar’s or the Company’s material policies generally applicable to all executive officers (including but not limited to the Code of Conduct, Code of Ethics, policies relating to compliance with applicable securities laws, policies relating to conduct in the workplace (e.g., sexual harassment, etc.).

(d)           Resignation Upon Termination.  Effective as of any Date of Termination, Executive shall resign, in writing, from all positions then held by Executive with Avatar and/or the Company and its affiliates unless otherwise requested by Avatar or the Company.

(e)           Annual Target Bonus. If Executive is terminated without Cause at anytime during the Term, Executive shall be entitled to any achieved Bonus as of the Date of Termination, to be paid within 30 days of termination of employment. For avoidance of doubt it is understood that  achieved Bonus as of the Date of Termination refers to  such bonus with respect to which the applicable Performance Targets have been met prior to the Date of Termination.

8.             Restrictive Covenants

(a)           Unauthorized Disclosure.  During the Term and following any termination thereof, without the prior written consent of the Company, except to the extent required by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency, in which event Executive shall use her best efforts to consult with the Company prior to responding to any such order or subpoena, and except as required in performance of Executive’s duties hereunder, Executive shall not disclose any confidential or proprietary trade secrets, customer lists, drawings, designs, marketing plans, management organization information (including, but not limited to, data and other information relating to members of the Board, Avatar or the Company or any of their affiliates or to the management of Avatar or the Company or any of their affiliates), operating policies or manuals, business plans, financial records, or other financial, commercial, business or technical information (i) relating to Avatar or the Company or any of their affiliates; or (ii) that Avatar or the Company or any of their affiliates may receive belonging to customers or others who do business with Avatar or the Company or any of their affiliates (collectively, “Confidential Information”) to any third Person (as defined below) unless such Confidential Information has been previously disclosed to the public generally or is in the public domain, in each case, other than by reason of Executive’s breach of this Section 8(a).

(b)           Non-Competition.  .  During the period beginning on the date hereof and ending on the Date of Termination (the “Restriction Period”),  Executive shall not, directly or indirectly, own any interest in, operate, join, control or participate as a partner, shareholder, member, director, manager, officer, or agent of, enter into the employment of, act as a consultant to, or perform any services for any entity that is in competition with the business of Avatar or the Company or any of their affiliates within 100 miles of any jurisdiction in which Avatar or the Company or any of their affiliates is engaged, or in which any of the foregoing has documented plans to become engaged of which Executive has knowledge at the time of Executive’s termination of employment; provided, however, that it shall not be a violation of this Section 8(b) if the Executive owns less than 5% (as a passive investment) in any public company.  Notwithstanding the foregoing, if Executive is terminated for Cause the Restriction Period shall be defined as the period beginning on the date hereof and ending on date that is six months after the Date of Termination.

(c)           Non-Solicitation of Employees.  During the Restriction Period, Executive shall not, directly or indirectly, for Executive’s own account or for the account of any other natural person, partnership, limited liability company, association, corporation, company, trust, business trust, governmental authority or other entity (each, a “Person”) in any jurisdiction in which Avatar or the Company or any of their affiliates has commenced or has made plans to commence operations during the Term, (i) solicit for employment, employ or otherwise interfere with the relationship of Avatar or the Company or any of their affiliates with any natural person throughout the world who is or was employed by or otherwise engaged to perform services for Avatar or the Company or any of their affiliates at any time during the Term; or (ii) induce any employee of Avatar or the Company or any of their affiliates to engage in any activity which Executive is prohibited from engaging in under any of this Section 8 or to terminate such employee’s employment with Avatar or the Company or such affiliate.

(d)           Non-Solicitation of Business Relationships.  During the Restriction Period, Executive shall not, directly or indirectly, for Executive’s own account or for the account of any other Person, in any jurisdiction in which Avatar or the Company or any of their affiliates has commenced or made plans to commence operations, solicit, interfere with, or otherwise attempt to establish any business relationship of a nature that is competitive with the business or relationship of Avatar or the Company or any of their affiliates with any Person throughout the world which is or was a customer, client, distributor, supplier or vendor of Avatar or the Company or any of their affiliates at any time during the Term.

(e)           Nondisparagement.  Executive agrees that she will not, directly or indirectly, engage in any conduct or make any statement disparaging or criticizing in any way Avatar or the Company or any of their affiliates or any of their personnel, nor shall she, directly or indirectly, engage in any other conduct or make any other statement that could be reasonably expected to impair the goodwill of Avatar or the Company or any of their affiliates or the reputation of Avatar or the Company or any of their affiliates, in each case except to the extent required by law (and then only after consultation with Avatar and the Company to the extent possible) or to enforce the terms of this Agreement.

(f)           Return of Documents.  In the event of the termination of Executive’s employment, Executive shall deliver to the Company (i) all property of Avatar and the Company and any of their affiliates then in Executive’s possession; and (ii) all documents and data of any nature and in whatever medium of Avatar and the Company and any of their affiliates, and Executive shall not take with Executive any such property, documents or data or any reproduction thereof, or any documents containing or pertaining to any Confidential Information.

(g)           Confidentiality of Agreement.  The parties to this Agreement agree not to disclose its terms to any Person, other than their attorneys, accountants, financial advisors or, in Executive’s case, members of Executive’s immediate family or, in Avatar’s or the Company’s case, for any reasonable purpose that is reasonably related to its business operations; provided, that this Section 8(g) shall not be construed to prohibit any disclosure required by law or in any proceeding to enforce the terms and conditions of this Agreement.

(h)           Cooperation.  Executive agrees that at all times following the termination of her employment, she will cooperate in all reasonable respects with Avatar and the Company and their affiliates in connection with any and all existing or future litigation, actions or proceedings (whether civil, criminal, administrative, regulatory or otherwise) brought by or against Avatar or the Company or any of their affiliates, to the extent Avatar or the Company reasonably deems Executive’s cooperation necessary.  The Company shall reimburse Executive for all reasonable out-of-pocket expenses incurred by Executive as a result of such cooperation.

9.             Certain Acknowledgments; Injunctive Relief with Respect to Covenants; Company Non-Disparagement.

(a)           Certain Acknowledgements.  Executive acknowledges and agrees that Executive will have a prominent role in the development of the goodwill of Avatar and the Company and their affiliates, and has and will establish and develop relations and contacts with the principal business relationships of Avatar and the Company and their affiliates in the United States of America and the rest of the world, all of which constitute valuable goodwill of, and could be used by Executive to compete unfairly with, Avatar or the Company or such affiliates and that (i) in the course of Executive’s employment with Avatar and the Company, Executive will obtain confidential and proprietary information and trade secrets concerning the business and operations of Avatar and the Company and their affiliates in the United States of America and the rest of the world that could be used to compete unfairly with Avatar and the Company and their affiliates; (ii) the covenants and restrictions contained in Section 8 are intended to protect the legitimate interests of Avatar and the Company and their affiliates in their respective goodwill, trade secrets and other confidential and proprietary information; and (iii) Executive desires to be bound by such covenants and restrictions.

(b)           Injunctive Relief.  Executive acknowledges and agrees that the covenants, obligations and agreements of Executive contained in Section 8 relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants, obligations or agreements will cause Avatar and the Company and their affiliates irreparable injury for which adequate remedies are not available at law.  Therefore, Executive agrees that Avatar and the Company shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) to restrain Executive from committing any violation of such covenants, obligations or agreements.  These injunctive remedies are cumulative and in addition to any other rights and remedies Avatar or the Company may have.

(c)           Nondisparagement.  The Company agrees that it shall not, directly or indirectly, engage in any conduct or make any statement disparaging or criticizing Executive in any way, nor shall it engage in any other conduct or make any other statement that could be reasonably expected to impair Executive’s goodwill or reputation, except to the extent required by law, and then only after consultation with Executive to the extent possible, or to enforce the terms of this Agreement.

10.           Tax Matters.

(a)           Tax Withholding.  All taxable compensation payable to Executive pursuant to this Agreement shall be subject to any applicable withholding taxes and such other taxes as are required under Federal law or the law of any state or governmental body to be collected with respect to compensation paid by Avatar or the Company to Executive.

(b)           Section 409A.  The intent of the parties is that payments and benefits under this Agreement comply with section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), to the extent subject thereto, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith.  Notwithstanding anything contained herein to the contrary, Executive shall not be considered to have terminated employment with Avatar or the Company for purposes of any payments under this Agreement which are subject to section 409A of the Code until the Executive has incurred a “separation from service” from Avatar and the Company within the meaning of section 409A of the Code.  Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate identified payment for purposes of section 409A of the Code.  Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following an Executive’s separation from service shall instead be paid on the first business day after the date that is six months following the Executive’s separation from service (or, if earlier, the Executive’s date of death).  To the extent required to avoid an accelerated or additional tax under section 409A of the Code, amounts reimbursable to Executive under this Agreement shall be paid to Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in kind benefits provided to Executive) during one year may not affect amounts reimbursable or provided in any subsequent year.  Neither Avatar nor the Company makes any representation that any or all of the payments described in this Agreement will be exempt from or comply with section 409A of the Code and makes no undertaking to preclude section 409A of the Code from applying to any such payment.

(c)           Section 280G.  Notwithstanding anything in this Agreement to the contrary, in the event that any payment or benefit received or to be received by Executive (including any payment or benefit received in connection with a “Change in Control” (as defined in the Plan) or the termination of Executive’s employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (all such payments and benefits being hereinafter referred to as the “Total Payments”) would not be deductible (in whole or part) by Avatar or the Company as a result of section 280G of the Code, then, to the extent necessary to make the maximum amount of the Total Payments deductible, the portion of the Total Payments that do not constitute deferred compensation within the meaning of section 409A of the Code shall first be reduced (if necessary, to zero), and all other Total Payments shall thereafter be reduced (if necessary, to zero), with cash payments being reduced before non-cash payments, and payments to be paid last being reduced first.

11.           Entire Agreement.  This Agreement constitutes the entire agreement between Avatar and the Company and Executive with respect to the subject matter hereof, and supersedes all undertakings and agreements, whether oral or in writing, previously entered into by Avatar or the Company and Executive with respect thereto.  All prior correspondence and proposals (including, but not limited to, summaries of proposed terms) and all prior offer letters, promises, representations, understandings, arrangements and agreements relating to such subject matter (including, but not limited to, those made to or with Executive by any other person) are merged herein and superseded hereby.

12.           General Provisions

(a)           Binding Effect; Assignment.  This Agreement shall be binding on and inure to the benefit of Avatar and the Company and its respective successors and permitted assigns.  This Agreement shall also be binding on and inure to the benefit of Executive and Executive’s heirs, executors, administrators and legal representatives.  This Agreement shall not be assignable by any party hereto without the prior written consent of the other parties hereto, except as provided pursuant to this Section 12(a).  Avatar or the Company may affect such an assignment without prior written approval of Executive upon the transfer of all or substantially all of its business and/or assets (by whatever means).

(b)           Indemnification; D&O Insurance.  Executive shall be indemnified and held harmless (including the advancement of attorneys’ fees) to the fullest extent permitted or authorized by the Company’s by-laws or other applicable plan, program, agreement or arrangement of the Company.  The rights conferred in this Section 12(b) shall continue as to Executive even if he ceases to be a director or officer of the Company and shall inure to the benefit of Executor’s heirs, executors and administrators.  The Company shall also provide Executive with coverage under its directors’ and officers’ liability insurance policy (or policies) to the same extent provided to its other senior executive officers generally.

(c)           Governing Law; Waiver of Jury Trial.

(i)           Governing Law; Consent to Jurisdiction.  This Agreement shall be governed in all respects, including as to interpretation, substantive effect and enforceability, by the internal laws of the State of New York, without regard to conflicts of laws provisions thereof that would require application to the laws of another jurisdiction other than those that mandatorily apply.  Each party hereby irrevocably submits to the jurisdiction of the courts of the State of New York and the federal courts of the United States of America located in New York, NY, solely in respect of the interpretation and enforcement of the provisions of this Agreement and in respect of the transactions contemplated hereby.  Each party hereby waives and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation and enforcement hereof, or in respect of any such transaction, that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts.  Each party hereby consents to and grants any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agree that the mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 12(d) or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

(ii)           Waiver of Jury Trial.  Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement, or the breach, termination or validity of this Agreement, or the transactions contemplated by this Agreement.  Each party certifies and acknowledges that (A) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver; (B) each such party understands and has considered the implications of this waiver; (C) each such party makes this waiver voluntarily; and (D) each such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 12(c)(ii).

(d)           Amendments; Waiver.  No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing by Executive and the Company or Avatar.  No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  No waiver of any provision of this Agreement shall be implied from any course of dealing between or among the parties hereto or from any failure by any party hereto to assert its rights hereunder on any occasion or series of occasions.

(e)           Notices.  Any notice or other communication required or permitted to be delivered under this Agreement shall be (i) in writing; (ii) delivered personally, by facsimile, by electronic mail, by courier service or by certified or registered mail, first class postage prepaid and return receipt requested; (iii) deemed to have been received on the date of delivery or, if so mailed, on the third business day after the mailing thereof; and (iv) addressed to the party at the address the Company has on file (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof).

(f)           Survival.  Avatar, the Company and Executive hereby agree that the applicable provisions of this Agreement shall survive the expiration of the Term in accordance with their terms.

(g)           Further Assurances.  Each party hereto agrees with the other party hereto that it will cooperate with such other party and will execute and deliver, or cause to be executed and delivered, all such other instruments and documents, and will take such other actions, as such other parties may reasonably request from time to time to effectuate the provisions and purpose of this Agreement.

(h)           Counterparts.  This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original, but a complete set of all such counterparts together will constitute the same instrument.  Legible fax copies, scanned copies and photocopies of documents signed by either Party are deemed to be equivalent to originals.

(i)           Headings.  The section and other headings contained in this Agreement are for the convenience of the parties only and are not intended to be a part hereof or to affect the meaning or interpretation hereof.

IN WITNESS WHEREOF, each of Avatar and the Company has duly executed this Agreement by its authorized representative, and Executive has hereunto set Executive’s hand, in each case effective as of the date first above written.

AVATAR PROPERTIES INC.

By:	/s/ Patricia K. Fletcher
Name:	Patricia K. Fletcher
Title:	Executive Vice President

AVATAR HOLDINGS INC.

By:	/s/ Patricia K. Fletcher
Name:	Patricia K. Fletcher
Title:	Executive Vice President

/s/ Tina Johnston
Tina Johnston